EXHIBIT 10.2

February 2, 2012

Steven B. Ketchum

49 Canoe Brook Lane

Far Hills, NJ 07931-2808

Re:	Change of Status

Dear Steve:

This letter confirms that you have tendered your resignation to the Company, effective February 15, 2012, and the Company hereby accepts that resignation effective that day. You acknowledge and agree that you are not entitled to any severance benefits from the Company arising from your resignation of employment.

The Board of Directors has approved your appointment to the Board, effective as of February 15, 2012. In that role, you will be eligible for the standard Board retainer of $30,000 per year, payable on the date of our annual stockholders’ meeting (typically held in June). You currently have four option grants, all of which shall continue to vest until June 30, 2012 (or earlier if your Board service ends prior to that date). You hereby agree that all stock options held by you that do not vest on or before June 30, 2012 shall be forfeited by you. Your vested stock options will remain exercisable during your Board service in accordance with the terms of the applicable stock option agreements. In your capacity as a Board member, you will remain eligible for periodic equity grants as determined by the Board in its sole discretion.

The Board has also approved a bonus payment to you in accordance with the Company’s 2011 Bonus Program in the amount of $95,700, less standard payroll deductions and withholdings. The bonus payment shall be made concurrently with payments to other participants in the 2011 Bonus Program, which is expected to occur in the first quarter of 2012.

We appreciate your service to the Company, and look forward to working with you in your new role as a Director.

Best regards,

/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Steven B. Ketchum	February 2, 2012
Steven B. Ketchum	Date